Exhibit 10.10

THE WALT DISNEY COMPANY
Schedule of Provisions for
Performance-Based Restricted Stock Unit Award
Pursuant to the 2011 Stock Incentive Plan
(Three-Year Vesting subject to Total Shareholder Return/EPS Growth Tests)

AWARD AGREEMENT, dated as of Dated between The Walt Disney Company, a Delaware corporation (“Disney”), and Participant Name (the “Participant”). This Award is granted on Grant Date (the “Date of Grant”) by the Compensation Committee of the Disney Board of Directors (the “Committee”).

Section 1.  Restricted Stock Unit Award.  Disney hereby grants to the Participant, on the terms and conditions set forth herein, an Award of #### Restricted Stock Units pursuant to the 2011 Stock Incentive Plan (the “Plan”). All capitalized terms not defined herein shall have the meaning set forth in the Plan.  The Award referred to herein constitutes a “Stock Unit Award” under the Plan.  The Restricted Stock Units are notional units of measurement denominated in Shares of Disney (i.e. one Restricted Stock Unit is equivalent in value to one Share, subject to the terms hereof).  The Restricted Stock Units represent an unfunded, unsecured obligation of Disney.

Section 2. Vesting Requirements. The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 3 below or vesting pursuant to Section 6 below) shall be subject to the satisfaction of the conditions set forth in each of subsections A and B, as applicable, and, in each case, subsection C of this Section 2:

A.
Total Shareholder Return Test. The vesting of fifty percent of the Stock Units subject to this Award (the “TSR Target Award Amount”) shall be conditioned upon the satisfaction of a performance vesting requirement (the “TSR Performance Requirement”) based on Total Shareholder Return of Disney as compared to the Total Shareholder Returns of the S&P 500 Companies, in each case, with respect to the three-year period ending on the Determination Date (as each such term is defined below). To satisfy the TSR Performance Requirement, the TSR Percentile (as hereinafter defined) of Disney must equal or exceed the TSR Percentile of 25.00% of the S&P 500 Companies (the “S&P 25th TSR Percentile”). If this requirement is met, the number of Stock Units as to which the TSR Performance Requirement shall be satisfied shall be determined as follows:

i.	If the TSR Percentile of Disney is equal to “S&P 25th TSR Percentile”, then the number of Stock Units which shall satisfy the TSR Performance Requirement shall be 50% of the TSR Target Award Amount.

ii.
    If the TSR Percentile of Disney equals or exceeds the TSR Percentile of 75.00% of the S&P 500 Companies (the “S&P 75th TSR Percentile”), the number of Stock Units which shall satisfy the TSR Performance Requirement shall be 150% of the TSR Target Award Amount.

iii.
    If the TSR Percentile of Disney exceeds the S&P 25th TSR Percentile but is less than the S&P 75th TSR Percentile, the percentage of Stock Units as to which the TSR Performance Requirement shall have been satisfied shall be determined by multiplying the TSR Percentile of Disney by two. For example, if the TSR Percentile of Disney is 40.00%, then Stock Units equal to 80% of the TSR Target Award Amount shall have satisfied the TSR Performance Requirement; if the TSR Percentile of Disney is 60.55%, then 121.10% of the TSR Target Award Amount shall have satisfied the TSR Performance Requirement.

For the purposes hereof, the terms set forth below shall have the following meanings:

“Determination Date” shall mean the date which precedes the Scheduled Vesting Date (as hereinafter defined) by one month. For example, for an Award vesting on a January 14 of any specified year, the Determination Date of such Award is December 14 of the prior year.

“Total Shareholder Return” shall mean an amount equal to the average of the total return figures for the three-year periods ending on the twenty (20) trading days referred to below as currently reported under “Comparative Returns” by Bloomberg L.P. (“Bloomberg”) (or any other reporting service that the Committee may designate from time to time):

(i)
for Disney (as such total return figures for Disney may be adjusted by the Committee, by no later than the Scheduled Vesting Date, to take into account any factors which the Committee has determined are not properly reflected in such reported figures) or

(ii)	for any other S&P 500 Company,

in each case for the twenty (20) latest trading days up to and (if the Determination Date is a trading day) including the Determination Date.

“TSR Percentile” shall mean the percentile ranking (which shall be carried out to two decimal points) as determined by Disney on the basis of the Total Shareholder Return figures reported by Bloomberg (or any other reporting service that the Committee may designate from time to time) for each of the S&P 500 Companies, including Disney (provided that in the case of Disney adjustments may be made by the Committee with respect to Total Shareholder Return as provided above).

“S&P 500 Companies” shall mean all of the companies which are listed on the Standard & Poor’s 500 Composite Index, including Disney, on the date which is three years and twenty (20) trading days prior to the Determination Date and which remain continuously listed on the Standard & Poor’s 500 Composite Index through and including the Determination Date; provided however, that for the purposes hereof the Standard & Poor’s 500 Composite Index shall be deemed to include companies that were removed therefrom during the measurement period but that continued during the entire measurement period to have their shares listed on at least one of the NYSE, NASDAQ, American Stock Exchange, Boston Stock Exchange, Chicago Stock Exchange, National Stock Exchanged (formerly Cincinnati Stock Exchange), NYSE Arca (formerly known as the Pacific Stock Exchange), Philadelphia Stock Exchange or any other exchange(s) that the Committee may designate from time to time.

B.
EPS Growth Test. The vesting of the remaining fifty percent of the Stock Units subject to this Award (the “EPS Target Award Amount”) shall be conditioned upon the satisfaction of a performance vesting requirement (the “EPS Growth Performance Requirement”) based upon the Disney Adjusted EPS Growth Rate with respect to the Disney EPS Growth Performance Period as compared to the EPS Growth Rates of the Eligible S&P 500 Companies with respect to the S&P 500 EPS Growth Performance Period for each such company (as each such term is defined below). To satisfy the EPS Growth Performance Requirement, the Committee must determine that the Disney Adjusted EPS Growth Rate with respect to the Disney EPS Growth Performance Period equals or exceeds the EPS Growth Rate of 25% of the Eligible S&P 500 Companies over the applicable S&P 500 EPS Growth Performance Periods (the “S&P 25th EPS Percentile”). If this requirement is met, the number of Stock Units as to which the EPS Growth Performance Requirement shall be satisfied shall be determined as follows:

i.
    If the Disney Adjusted EPS Growth Rate equals the S&P 25th EPS Percentile, then the number of Stock Units which shall satisfy the EPS Growth Performance Requirement shall be 50% of the EPS Target Award Amount.

ii.
    If the Disney Adjusted EPS Growth Rate equals or exceeds the EPS Growth Rate of 75% of the Eligible S&P 500 Companies over the applicable S&P 500 EPS Growth Performance Periods (the “S&P 75th EPS Percentile”), the number of Stock Units which shall satisfy the EPS Growth Performance Requirement shall be 150% of the EPS Target Award Amount.

iii.
    If the Disney Adjusted EPS Growth Rate exceeds the S&P 25th EPS Percentile but is less than the S&P 75th EPS Percentile, the percentage of Stock Units as to which the EPS Growth Requirement shall have been satisfied shall be determined by multiplying (x) the actual comparative percentile (which shall be carried out to two decimal points) the Committee determines has been achieved based on the Disney Adjusted EPS Growth Rate by (y) two. For example, if the Disney performance ranks at the 40.00%, then Stock Units equal to 80% of the EPS Target Award Amount shall have satisfied the EPS Growth Performance Requirement; if the Disney performance achieved the 60.55%, then 121.10% of the EPS Target Award Amount shall have satisfied the EPS Growth Performance Requirement.

For the purposes hereof, the terms set forth below shall have the following meanings:

“Disney Adjusted EPS Growth Rate” shall mean the compound, average annual growth rate of the Disney Adjusted EPS (as defined below) for the twelve (12) fiscal quarters of Disney ended immediately prior to the Determination Date for which financial results have been filed with the Securities and Exchange Commission on a Form 10-Q or Form 10-K (the “Disney EPS Growth Performance Period”). For the avoidance of doubt, the Disney Adjusted EPS Growth Rate shall be calculated using the Disney Adjusted EPS for the four fiscal quarters prior to the Disney EPS Growth Performance Period as the starting Disney Adjusted EPS and comparing such starting Disney Adjusted EPS to the average annual Disney Adjusted EPS for the Disney EPS Growth Performance Period.

“Disney Adjusted EPS” for the relevant period shall mean the EPS of Disney, after such adjustments thereto as the Committee deems appropriate in its sole discretion (i) to exclude the effect of extraordinary, unusual and/or nonrecurring items and (ii) to reflect such other factors as the Committee deems appropriate to fairly reflect earnings per share growth.

“Eligible S&P 500 Companies” means the S&P 500 Companies excluding Disney and the Negative EPS Companies.

“EPS Growth Rate” shall mean the compound, average annual growth rate of EPS (as defined below) for the twelve (12) most recent fiscal quarters ended immediately prior to the Determination Date (the “S&P 500 EPS Growth Performance Period”) as determined on the basis of EPS reported on or prior to the Determination Date by Bloomberg (or any other reporting service that the Committee may designate from time to time) for any of the S&P 500 Companies other than (i) Disney and (ii) the Negative EPS Companies (the EPS for any such four quarters being referred to herein as the “Starting EPS”). For the avoidance of doubt, the EPS Growth Rate of any S&P 500 Company shall be calculated on the basis of the EPS for such Company over the four fiscal quarters ended immediately prior to the S&P 500 EPS Growth Performance Period as compared to its average annual EPS for the S&P 500 EPS Growth Performance Period for such company.

“EPS” for the relevant period shall mean the diluted earnings per share from continuing operations for any company for a specified period as reported by Bloomberg (or any other reporting service that the Committee may designate from time to time).

“Negative EPS Companies” any S&P 500 Company with aggregate negative EPS (as reported by Bloomberg or any other reporting service that the Committee may designate from time to time) for the four fiscal quarters ended immediately prior to the S&P 500 EPS Growth Performance Period (unless otherwise provided by the Committee on a case by case basis at the time of the award).

C.
Service Vesting Requirement. In addition to whichever of the performance vesting requirements of subsection A or B of this Section 2 is applicable to a stated portion of the Stock Units subject to this Award, the right of the Participant to receive payment of this Award shall become vested only if he or she remains continuously employed by Disney or an Affiliate from the date hereof until the Scheduled Vesting Date.

If the service vesting requirements of this Section 2.C are not satisfied, all of the Stock Units subject to this Award shall be immediately forfeited and the Participant’s rights with respect thereto shall cease.

All Stock Units for which all of the requirements of this Section 2 have been satisfied shall become vested and shall thereafter be payable in accordance with Section 5 hereof. Subject to the terms, conditions and performance-based vesting requirements set forth herein, the Stock Units subject to this Award will vest on the third anniversary date of the Date of Grant (the “Scheduled Vesting Date”).

Section 3. Accelerated Vesting. Notwithstanding the terms and conditions of Section 2 hereof, upon the Participant's death or disability (within the meaning of Section 409A of the Internal Revenue Code), or upon the occurrence of a Triggering Event within the 12-month period following a Change in Control (in accordance with Section 11 of the Plan as in effect as of the date of the Triggering Event), in any case, prior to the Scheduled Vesting Date, the provisions of this Section 3 shall apply to determine the extent to which the Participant’s Restricted Stock Units that have not previously been forfeited shall become vested. If such death, disability or Triggering Event occurs while the Participant is employed by Disney (or an affiliate) and

A.
prior to the Determination Date, this Award shall become fully vested (provided that, for this purpose, the performance conditions applicable under subsection A or B of Section 2 shall in each case be deemed to have been satisfied at the 50th percentile of comparative performance), or

B.
after the Determination Date but before the Scheduled Vesting Date, then the number of Restricted Stock Units which shall become vested shall be determined on the same basis as if the Participant had been continuously employed by Disney (or an Affiliate) until the Scheduled Vesting Date.

Any Restricted Stock Units that become vested pursuant to this Section 3 shall be payable in accordance with Section 5 hereof.

Section 4. Dividend Equivalents. Any dividends paid in cash on Shares of Disney will be credited to the Participant as additional Restricted Stock Units as if the Restricted Stock Units previously held by the Participant were outstanding Shares, as follows: such credit shall be made in whole Restricted Stock Units only (rounded downward to the nearest whole unit) and shall be based on the fair market value (as defined in the Plan) of the Shares on the date of payment of such dividend. All such additional Restricted Stock Units shall be subject to the same vesting requirements applicable to the Restricted Stock Units in respect of which they were credited and shall be payable in accordance with Section 5 hereof.

Section 5. Payment of Award. Payment of vested Restricted Stock Units shall be made within 30 days following the applicable date under Section 2 hereof as of which the vesting requirements under Section 2 hereof shall have been satisfied with respect to any tranche, as applicable (or within 30 days following acceleration of vesting under Section 3 hereof, if applicable). The Restricted Stock Units shall be paid in cash or in Shares (or some combination thereof), as determined by the Committee in its discretion at the time of payment, and in either case shall be paid to the Participant after deduction of applicable withholding taxes in the amount determined by the Committee. If the Participant is a U.S. taxpayer, Disney will withhold all U.S. federal and state taxes as required by law at the then-current rate for supplemental wage income as applicable. If the Participant is resident in a foreign country, the Participant shall be responsible for the payment of any applicable local country taxes, including, without limitation, income taxes, social security taxes, and fringe benefit taxes, and Disney will either withhold such taxes as required by local law, or, alternatively, Participant will be required to pay such taxes directly or, where permitted by local law with respect to fringe benefit taxes, to reimburse Disney or the affiliated entity by whom you are employed for such taxes paid by Disney or such affiliated entity.

Section 6. Extended Vesting.

(a) In the event that Participant’s employment with Disney or an Affiliate thereof terminates for any reason other than death, disability or “cause” (as further provided in the Plan) at a time when (i) the Participant has attained the age of sixty and has completed at least ten consecutive Service Years (as hereinafter defined) and (ii) at least one year has passed since the Date of Grant of this Award, then the remaining then unvested tranche(s) of this Award shall vest in accordance with the terms and provisions hereof in the same manner as if Participant’s employment had continued through the scheduled vesting date(s) of such tranche(s). For purposes of the foregoing, “Service Year” shall mean any full 12-month period during which the Participant was continuously employed by Disney or an affiliate thereof. In determining the total number of consecutive Service Years that the Participant has been so employed, Disney shall apply such rules regarding the bridging of service as the Committee may adopt from time to time.

(b) Notwithstanding any other term or provision hereof, if at the time of termination of employment (other than upon the scheduled expiration date of an employment agreement) Participant is employed pursuant to an employment agreement with Disney or an Affiliate which provides under certain circumstances for the continued vesting of any Stock Units subject to this Award in the event of the termination of such employment agreement prior to its scheduled expiration date (a “Contractual Extension Provision”), then, except as otherwise provided in such employment agreement, (i) this Section 6 shall be interpreted and applied in all respects as if Participant had remained continuously employed by Disney or an Affiliate thereof from the Date of Grant of this Award through the scheduled expiration date of such employment agreement and (ii) the date of termination of Participant’s employment for all purposes under this Section 6 shall be deemed to be the scheduled expiration date of such employment agreement.
(c) Solely for purposes of determining whether, and to what extent, the Participant shall have satisfied the service vesting requirement in Section 2.C, the Participant shall be deemed to have continued in employment (without duplication of any service credit afforded with respect to a Contractual Extension Provision) with Disney or an Affiliate during any period for which the Company provides Participant pay in lieu of notice in connection with The Worker Adjustment and Retraining Notification Act, as currently in effect and as the same may be amended from time to time, or any successor statute thereto or any comparable provision of state, local or foreign law applicable to the Participant.
Section 7. Restrictions on Transfer. Neither this Award nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Disney as a result of forfeiture of the Restricted Stock Units as provided herein.

Section 8. No Voting Rights. The Restricted Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.

Section 9. Award Subject to Plan. This Restricted Stock Unit Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 10. Changes in Capitalization. The Restricted Stock Units under this Award shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization.

Section 11. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Disney or an Affiliate nor interfere in any way with the right of Disney or an Affiliate to terminate the Participant's employment at any time or to change the terms and conditions of such employment.

Section 12. Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Disney, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Disney shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding (“Data”). The Participant acknowledges, understands and agrees that Data will be transferred to Merrill Lynch, which is assisting Disney with the implementation, administration and management of the Plan, and/or to such other third-party plan administrator(s) and/or recipients as may be selected by Disney in the future. The Participant understands that one or more of the administrators or recipients of Data may be located in countries other than the country of Participant’s current residence, and that such other countries may have data privacy laws and protections different from, and less protective than, the laws and protections of the country of Participant’s current residence, the Member States of the European Union or any other country to which the Participant may be at any time relocated.

Section 13. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

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Note: Restricted Stock Units are granted and vested in the United States. You are responsible for any applicable taxes whether you are in the United States or any other country. At the time of vesting, Disney will withhold any minimum statutory local or U.S. taxes, as applicable.